                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                               COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14C-5(D)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                      PUGET SOUND POWER AND LIGHT COMPANY
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                      PUGET SOUND POWER AND LIGHT COMPANY
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
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

                       PUGET SOUND POWER & LIGHT COMPANY

                   Notice of Annual Meeting of Shareholders

                            To Be Held May 9, 1995


To the Holders of Common Stock of
Puget Sound Power & Light Company:


The Annual Meeting of Shareholders of Puget Sound Power & Light Company will be held at 10 a.m. on May 9, 1995 at the Meydenbauer Center located at 11100 N.E. 6th Street, Bellevue, Washington for the purpose of acting upon the following matters:

1. To elect four Directors to serve until the expiration of three-year terms and until their successors are elected and qualified.

2. To consider and vote upon a proposal to approve a Long-Term Incentive Compensation Plan for officers and key employees of the Company and its subsidiaries.

3. To consider and vote on any and all other matters that may properly come before the meeting and any adjournment thereof.

Only shareholders of record at the close of business on March 13, 1995 will be entitled to attend and vote at the meeting. If your shares are registered in the name of a brokerage firm or trustee and you plan to attend the meeting, please obtain from the firm or trustee a letter, account statement or other evidence of your beneficial ownership of those shares to facilitate your admittance to the meeting.

If you are a participant in the Company's Stock Purchase and Dividend Reinvestment Plan, please note that the enclosed proxy covers all shares in your account, including any shares which may be held in such plan.

March 27, 1995
Bellevue, Washington
By Order of the Board of Directors,

/s/ James W Eldredge

James W. Eldredge, Corporate Secretary

           TABLE OF CONTENTS
           Proxy Statement.........................................1

           Annual Report...........................................1

           Election of Directors...................................1

           Security Ownership of Directors and Executive Officers..4

           Board of Directors and Committee Meetings...............5

           Compensation and Retirement Committee Report............7

           Stock Price Performance Graph..........................10

           Summary Compensation Table.............................11

           SAR Grants in 1994.....................................13

           Aggregated SAR Exercises in 1994 and
              Year-End SAR Values.................................14

           Long-Term Incentive Plan Awards in 1994................15

           Retirement Benefits Table..............................16

           Proposal No. 2 - Approval of 1995 Long-Term Incentive
              Compensation Plan...................................17

           Independent Public Accountants.........................20

           Voting Rights and Proxy................................20

           Shareholder Proposals..................................20

           Solicitation of Proxies................................21

           Appendix A - 1995 Long-Term Incentive
              Compensation Plan..................................A-1

           Map to Annual Meeting


           YOUR VOTE IS IMPORTANT

           The Company has approximately 62,000 shareholders of record.Many shareholders own 100 shares or less.
           Each shareholder, regardless of the number of shares owned, is requested to complete, date, sign and return promptly the enclosed proxy form, using the accompanying addressed envelope.

PROXY STATEMENT

The following information is furnished in connection with the solicitation of proxies for the Annual Meeting of Shareholders (the "Annual Meeting") of Puget Sound Power & Light Company ("Puget" or the "Company") to be held at 10 a.m. on May 9, 1995 at the Meydenbauer Center located at 11100 N.E. 6th Street, Bellevue, Washington. The approximate mailing date of the proxy material is March 27, 1995. The mailing address of the Company's principal executive offices is Puget Sound Power & Light Company, P.O. Box 97034, Bellevue, Washington 98009-9734 .

Management is not aware of any matter to be presented for action at the Annual Meeting other than the election of four Directors and a proposal to approve the 1995 Long-Term Incentive Compensation Plan for officers and key employees of the Company and its subsidiaries.


ANNUAL REPORT

The Company's Annual Report for 1994, including audited financial statements, is being mailed to shareholders on or about March 27, 1995.


ELECTION OF DIRECTORS

The number of Directors is determined by resolution of the Board of Directors, subject to revision by the shareholders. The Board of Directors has, by resolution, fixed the number of Directors at eleven. The terms of the Directors are classified so that each year approximately one-third of the Directors are elected for a three-year term. These three groups of Directors are identified herein as Class I, Class II and Class III Directors. At the Annual Meeting, four Class I Directors will be elected to serve for a term of three years expiring on the date of the Annual Meeting of Share-holders in 1998.

Proxies will be voted for the following named nominees. In the event any nominee is not available to serve as a Director at the date of the Annual Meeting (which is not now anticipated), the persons named in the enclosed proxy shall have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgment. Directors are elected to hold office until their successors are elected and qualified, or until resignation or removal in the manner provided in the Bylaws of the Company.

The names of nominees for Directors of the Company are set forth below.


CLASS I NOMINEES
TERMS EXPIRE 1998


DOUGLAS P. BEIGHLE

Mr. Beighle has been Senior Vice President of The Boeing Company (aerospace manufacturing and sales) since 1986. He served The Boeing Company as Vice President from 1980 to 1986. Mr. Beighle, age 62, has been a Director of the Company since 1981 and also serves as a director of Washington Mutual Savings Bank and Washington State Executive Board, US West Communi-cations Group, Inc.


PHYLLIS J. CAMPBELL

Ms. Campbell has been President and Chief Executive Officer of U.S. Bank of Washington (financial institution) since 1993 and is an Executive Vice President of U.S. Bancorp. She also served as Area President of U.S. Bank of Washington for Seattle-King County from 1992 to 1993. Executive Vice President and Manager from 1989 to 1992, and in various banking capacities since 1973. Ms. Campbell, age 43, has been a Director of the Company since 1993. She also serves as a Director of U.S. Bank of Washington, a Regent of Washington State University and Chairman of the Association of Washington Business.


WILLIAM S. WEAVER

Mr. Weaver has been Executive Vice President and Chief Financial Officer of the Company since 1991. For more than five years prior to joining the Company, he was a partner in the law firm of Perkins Coie. Mr. Weaver, age 51, has been a Director of the Company since 1991.


R. KIRK WILSON

Mr. Wilson has been President and Chief Executive Officer of Thrifty Foods, Inc. (retail grocery) since 1969. Mr. Wilson, age 56, has been a Director of the Company since 1976.


The names of the Class II and Class III Directors of the Company who are not standing for election and whose terms of office will continue after the Annual Meeting are listed below.


CLASS II DIRECTORS
Terms Expire 1996

JOHN D. DURBIN

Mr. Durbin has been President and Chief Executive Officer of Hostar International, Inc. (equipment for hotels) since 1988, and a General Partner of John Durbin & Associates (industrial real estate) since 1969. His prior positions include Chairman and President of CEC Equipment Company (construction equipment) from 1982 to 1987 and Chairman of Spokane Truck Sales, Inc. (trucks) from 1983 to 1987. Mr. Durbin, age 59, has been a Director of the Company since 1984 and also serves as a Director of John Fluke Manufacturing Company, Inc.

DANIEL J. EVANS

Mr. Evans has been Chairman of Daniel J. Evans Associates (consulting) since 1989. His prior positions include United States Senator, State of Washington, from 1983 to 1989 and Chairman, Pacific Northwest Power and Conservation Planning Council from 1981 to 1983. Mr. Evans, age 69, has been a Director of the Company since 1990 and also serves as a Director of Burlington Northern Inc., Flow International Corporation, Heart Technology Inc., the Kaiser Family Foundation, Tera Computer Company, and Washington Mutual Savings Bank.


NANCY L. JACOB

Ms. Jacob is Chairman and Chief Executive Officer of CTC Consulting, Inc. (financial services). Her prior positions include Managing Director, Capital Trust Company (financial advisory) from 1990 to 1994, Professor of Finance and Business Economics at the University of Washington (educational institution) from 1981 to 1992 and Dean of the School and Graduate School of Business Administration from 1981 until 1988. Ms. Jacob, age 52, has been a Director of the Company since 1980 and also serves as a trustee of College Retirement Equities Fund in New York.


CLASS III DIRECTORS
TERMS EXPIRE 1997


CHARLES W. BINGHAM

Mr. Bingham has been Executive Vice President of Weyerhaeuser Company (forest products industry) since 1981. Mr. Bingham, age 61, has been a Director of the Company since 1978.


JOHN W. ELLIS

Mr. Ellis has been Chairman and Chief Executive Officer of the Baseball Club of Seattle since 1992. He served as Chairman of the Board of the Company from 1987 to 1993, and as Chief Executive Officer from 1976 to 1992. Mr. Ellis, age 66, has been a Director since 1969 and also serves as a Director of SAFECO Corporation, Washington Mutual Savings Bank, UTILX Corporation and Associated Electric & Gas Insurance Services, Ltd.


RICHARD R. SONSTELIE

Mr. Sonstelie has been Chief Executive Officer and President of the Company since 1992. His prior positions with the Company include Chief Operating Officer from 1991 to 1992, Chief Financial Officer from 1987 to 1991 and Executive Vice President from 1985 to 1987. Mr. Sonstelie, age 50, has been a Director of the Company since 1987 and also serves as a director of First Interstate Bank of Washington, Association of Edison Illuminating Companies, Utech Venture Capital Corporation and Edison Electric Institute.

SECURITY OWNERSHIP OF DIRECTORS AND
EXECUTIVE OFFICERS

The following table sets forth information as of February 14, 1995, concerning the shares of the Company's Common Stock beneficially owned by each Director and nominee, the executive officers named in the Summary Compensation Table and Directors and executive officers of the Company as a group. No Director or executive officer owns more than 1% of the outstanding shares of Common Stock.

                                                         NUMBER OF
           NAME OF BENEFICIAL OWNER                         SHARES
           --------------------------------------------------------
           Douglas P. Beighle................................2,717

           Phyllis J. Campbell...............................1,000

           William S. Weaver.................................1,856/(1)/

           R. Kirk Wilson....................................1,477

           John D. Durbin....................................2,039

           Daniel J. Evans...................................1,000

           Nancy L. Jacob....................................1,104

           Charles W. Bingham................................3,753

           John W. Ellis....................................23,024/(1)/

           Richard R. Sonstelie..............................8,431/(1)/

           Robert V. Myers...................................6,195/(1)/

           Gary B. Swofford..................................4,377/(1)/

           Sheila M. Vortman.................................2,106/(1)/


           All Directors and executive officers
           as a group (20 persons)..........................89,628

          /(1)/ Includes shares credited under the Company's Investment Plan for Employees through February 14, 1995.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

The Board of Directors has established three standing committees, which meet outside of regular Board of Directors meetings, to assist in the discharge of the Directors' responsibilities relating to audit, nominating and compensation issues. The names of these committees, their current membership and a brief statement of their principal responsibilities are presented below.


BOARD OF DIRECTORS MEETINGS

Seven Board of Directors meetings were held during 1994. Each Director attended at least 75% of the meetings of the Board of Directors and committees of the Board on which the Director served.


AUDIT COMMITTEE

The Audit Committee currently includes Douglas P. Beighle (Chairperson), Charles
W. Bingham, John D. Durbin, Daniel J. Evans and R. Kirk Wilson. The Audit Committee is responsible for reviewing the annual report of the independent auditors, evaluating the external and internal audit function and recommending to the Board of Directors the retention of independent auditors and other auditing matters. Four Audit Committee meetings were held during 1994.


DIRECTOR AFFAIRS COMMITTEE

The Director Affairs Committee currently includes Charles W. Bingham (Chairperson), John D. Durbin and Daniel J. Evans. The Director Affairs Committee acts and makes recommendations with respect to identification and selection of candidates for Directors, Director tenure and committee assignments and Director compensation matters. Shareholders may propose candidates for consideration as nominees to the Board of Directors; such proposals should be directed in writing to the Corporate Secretary prior to each annual meeting. Director candidates are considered on the basis of recognized achievements and their ability to bring skills and experience to the deliberations of the Board of Directors. One Director Affairs Committee meeting was held during 1994.


COMPENSATION AND RETIREMENT COMMITTEE

The Compensation and Retirement Committee currently includes Nancy L. Jacob (Chairperson), Douglas P. Beighle, Phyllis J. Campbell and R. Kirk Wilson. The Compensation and Retirement Committee acts and makes recommendations to the Board of Directors with respect to executive compensation, the Retirement Plan for Employees and other similar matters. Ten Compensation and Retirement Committee meetings were held during 1994.


DIRECTOR COMPENSATION

Directors who are not Company officers are paid a quarterly retainer of $3,000 plus $800 for each Board of Directors meeting and committee meeting attended. The Chairpersons of the Audit, Director Affairs and Compensation and Retirement Committees receive additional quarterly retainers of $500 each. Directors who are also officers of the Company do not receive any compensation for duties performed as Directors.

The Company and Mr. Ellis entered into a consulting agreement that commenced October 1993 and will end September 30, 1998. Under the terms of this agreement, Mr. Ellis provides consulting and other services to the Company, including representing the Company in various industry and community related committees and activities. For these services, Mr. Ellis is paid $2,000 per month for the term of the agreement. In addition, the Company provides administrative support for Mr. Ellis' services performed under the consulting agreement.

COMPENSATION AND RETIREMENT COMMITTEE REPORT

The Board of Directors delegates responsibility for executive compensation to the Compensation and Retirement Committee (the "Committee"). The Committee's members are all nonemployee Directors, none of whom participate in the compensation programs described here for executives. The Committee establishes compensation for the Chief Executive Officer and reviews and approves the Chief Executive Officer's recommended compensation actions for the other executive officers. The following is the Committee's report on executive compensation for 1994.

In determining executive compensation, the Committee is guided by competitive pay practices in similar-sized companies within the electric utility industry and by its belief that executive compensation should:

. Attract and retain outstanding executives by providing compensation opportunities consistent with the electric utility industry for similar positions.

. Place a significant portion of each executive's total pay at risk to motivate executives to achieve Company and individual performance goals.

. Tie incentive compensation to performance, in the short term to favorable operating results of the Company and, in the long term, by aligning the interests of executive officers with the long-term interests of the Company's shareholders.

Overall, the Committee makes compensation decisions in the context of the competitiveness of the entire compensation package as compared to appropriate market indices. The Committee's principal source of total compensation market data is the Edison Electric Institute's ("EEI") comprehensive, industry-wide annual survey of management pay. The companies included in the EEI survey are substantially the same as those included in the EEI 100 Index of Investor-owned Electrics used in the Stock Price Performance Graph.

The Committee has adopted an executive compensation philosophy that encompasses a mix of base salary and annual and long-term incentive programs. The total package is designed to provide participants with appropriate incentives for current performance combined with incentives for achieving the Company's long-term objectives.

Generally, base salaries for Company executives are designed to be below median salary for positions of similar responsibility in similar-sized companies within the EEI survey. Lower base salaries are combined with above-median annual and long-term incentive compensation targets so that total compensation will be competitive with the median total compensation level for similar positions in similar-sized companies within the EEI survey.

In making individual salary decisions, the Committee makes a subjective evaluation of individual performance versus goals and the competitiveness of the individual's base salary. As part of cost control initiatives implemented in 1994, base salaries of the named executives that were established in September 1993 were not increased unless there was a significant change in job responsibilities.

During 1994, all executive officers participated in the Company's Pay at Risk Plan, which is intended to place a portion of the executive's annual compensation at risk, to be paid only upon accomplishment of corporate objectives as approved by the Committee at the beginning of the year. For 1994, the plan had a threshold funding target based on the achievement of earnings per share of $1.84. Overall funding could range from zero, if earnings were less than $1.84 per share, to one and one-half times the target award for participants if earnings were realized significantly above the threshold funding target. Individual target awards ranged from 25% to 35% of salary for the named executives. Because the threshold funding target was not met, no awards to executive officers or other participants were made under the Pay at Risk Plan for 1994.

The Company's ability to attract necessary capital at a favorable cost depends on successful, long-term shareholder return. In 1994, the Company's Long-Term Incentive Program for Senior Employees (the "Long-Term Incentive Program") encouraged this return by the allocation of both Performance Share Units ("PSUs") and Stock Appreciation Rights ("SARs") in motivating executive performance. Both PSUs and SARs are payable only in cash. In determining the combined size of PSU and SAR grants, the Committee uses as a guideline a target gain for each participant that ranges from 35% to 75% of salary.

PSUs have been granted biannually; each has a four-year term. A PSU's value is the Company's stock price at the end of the PSU's term plus the per share dividends paid during the term. The number of PSUs on which values are paid can range from zero to 160% of those granted. In the present PSU plan, this number is based on the Company's four-year, total shareholder return compared to the returns reported in the EEI 100 Index of Investor-owned Electrics. The number of PSUs granted in 1994 was determined by dividing a participant's PSU target gain by the sum of the Common Stock price at the beginning of the year and the anticipated total dividends paid during the term of the PSUs. The biannual PSU grants made in 1994 are shown on the Long-Term Incentive Plan Awards in 1994 Table. No PSUs were paid out in 1994, in accordance with the biannual schedule for PSU grants and payouts.

SARs have been granted annually; each has a 10-year term and vests 20% per year beginning one year after the date of grant. A SAR's value is the Company's stock price gain over the base price, which is the closing market value on the date of grant, plus the incremental value of per share dividend increases during the holding period. The number of SARs granted in 1994 was based on an objective value of a SAR set for each grant at a level the Committee believed represented a desirable result for shareholders. The amount of a participant's SAR target gain, as described above, was then divided by the SAR's objective value to obtain the guideline number of shares in each grant. In making each grant decision, the Committee considered previously made grants and grants still held. SAR grants made in 1994 are described on the SAR Grants in 1994 Table and its accompanying footnotes.

Total salary plus annual and long-term incentive compensation for the named executive officers for 1994 were below the medians for positions of similar responsibility and job complexity in similar-sized companies within the EEI survey, primarily because the Pay at Risk Plan did not fund in 1994 and base salaries generally were not increased due to cost control measures.

Mr. Sonstelie has served as Chief Executive Officer since May 1992. As discussed above, because of corporate cost control initiatives implemented during 1994, executive officers who did not have a significant change in job responsibilities, including Mr. Sonstelie, did not receive a base salary adjustment in 1994. Mr. Sonstelie did not receive an annual incentive award in 1994 because, as discussed above, the Pay at Risk Plan did not fund in 1994. As a result of these factors, Mr. Sonstelie's total compensation in 1994 falls below the median for chief executive officers of similar-sized companies in the EEI survey, and his cash compensation (salary, plus annual incentive compensation) earned in 1994 was significantly below competitive compensation.

To provide an additional incentive to increase shareholder value during a time of anticipated increased pressure on shareholder return, the Committee granted Mr. Sonstelie a supplemental SAR equal in size to his annual grant for 1994. This supplemental SAR differs from previous SAR grants both in the method of determining the amount of the grant and in how it vests. Instead of vesting by continued employment, the supplemental SAR becomes exercisable only when the Company achieves a specified level of stock price, as described in the footnotes to the SAR Grants in 1994 Table.

Mr. Sonstelie's personal objectives, approved by the Committee at the beginning of 1994, emphasized the attainment of specified short- and long-term strategic objectives. These objectives focused on the importance of controlling Company costs while maintaining the quality of customer service as industry competition grows; the development of a successful response to the challenges posed by a regulatory review; and the enhancement of shareholder value through the attainment of specific short-term financial goals. Under Mr. Sonstelie's leadership, these ambitious objectives resulted in the improvement of the Company's future competitive posture and the strengthening of long-term shareholder value. Due to the one-time expenses of strategic cost control initiatives undertaken in 1994, the short-term financial objectives for the Company were not met; the Committee believes, however, that Mr. Sonstelie made significant overall progress toward the attainment of his short- and long-term strategic goals.

As part of the Committee's annual review of the executive base salary plus annual and long-term incentive compensation programs, a comprehensive study was undertaken to address the Committee's desire to link compensation to the growth of shareholder value by increasing Company stock ownership of executives and key employees. As a result of this study, a new 1995 Long-Term Incentive Compensation Plan (the "1995 Plan") has been approved by the Committee and the Board and is being submitted for shareholder review and approval. See "Proposal No. 2: Approval of 1995 Long-Term Incentive Compensation Plan" for a description of the 1995 Plan. If shareholders approve the 1995 Plan, it is the Committee's intention that no further awards will be made under the existing Long-Term Incentive Program, but awards previously granted will be allowed to mature.

The Committee intends to implement the 1995 Plan beginning in 1995 by awarding to executives and key employees contingent grants of Puget stock that will be paid at the end of a four-year period based on the performance of Puget stock. The measure of performance will be Puget's cumulative four-year total shareholder return relative to the EEI 100 Index of Investor-owned Electrics used in the Stock Price Performance Graph. The number of shares delivered at the end of the four-year cycle will range from zero to 160% of the contingent grant. If total shareholder return at the end of the four-year cycle results in the delivery of Puget stock to the participant, one-half of the shares will be restricted for a further period of two years. The purpose of this further restriction is to encourage greater levels of stock ownership by Company executives and key employees. Dividend equivalents will be paid out in cash at the end of the performance period (or at the end of the restricted period for the portion of the grant paid in restricted stock).

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1 million paid to the company's chief executive officer and four other most highly compensated executive officers, unless that compensation is considered performance based. The compensation disclosed in this Proxy Statement does not exceed the $1 million limit, and executive compensation for 1995 is also expected to qualify for deductibility. The Company currently intends to structure the performance-based portion of its executive officer compensation to achieve maximum deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives.

                          COMPENSATION AND RETIREMENT COMMITTEE
                          Nancy L. Jacob, Chairperson
                          Douglas P. Beighle
                          Phyllis J. Campbell
                          R. Kirk Wilson

STOCK PRICE PERFORMANCE GRAPH

Set forth below is a comparison of the five-year cumulative total shareholder return (share price appreciation plus reinvested dividends) on the Company's Common Stock against the cumulative total return of the Standard and Poor's 500 Stock Index and the EEI 100 Index of
Investor-owned Electrics.

FIVE-YEAR CUMULATIVE TOTAL RETURN COMPARISON /(1)/

                                       [GRAPH APPEARS HERE]

                              COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                        AMONG Puget Power, S & P 500 INDEX AND EEI 100 INDEX
                              -----------  ---------           -------
Measurement period             Puget Power            S & P 500               EEI 100
                               -----------            ---------               -------
(Fiscal year Covered)                                   Index                  Index
---------------------          -----------            ---------               -------
Measurement PT -
12/31/89                         $  100                 $  100                $  100
-- -- --                          ------                 ------                ------

FYE 12/31/90                     $  101                 $   97                $  101
    -- -- --                      ------                 ------                ------
FYE 12/31/91                     $  143                 $  126                $  131
    -- -- --                      ------                 ------                ------
FYE 12/31/92                     $  154                 $  136                $  141
    -- -- --                      ------                 ------                ------
FYE 12/31/93                     $  151                 $  150                $  156
    -- -- --                      ------                 ------                ------
    12/31/94                     $  134                 $  152                $  138

(1) This comparison assumes $100 is invested on December 31, 1989, in (a) Puget Common Stock, (b) the S&P 500 Stock Index, and (c) the EEI 100 Index of Investor-owned Electrics. The graph then observes, in each case, stock price growth and dividends paid (assuming dividend reinvestment) over the following five years.

      The Board of Directors and its Compensation and Retirement Committee recognize that the market price of stock is influenced by many factors, one of which is Company performance. The stock price contribution to the total return performance shown on the graph is not necessarily indicative of future price performance.

SUMMARY COMPENSATION TABLE

The following information is furnished for the years ended December 31, 1994, 1993 and 1992 with respect to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company during 1994 whose salary and bonus exceeded $100,000. Annual compensation includes amounts deferred at the officer's election.

                                          ANNUAL COMPENSATION
                              ------------------------------------------------



NAME AND                                                        OTHER ANNUAL
PRINCIPAL POSITION            YEAR    SALARY($)    BONUS($)   COMPENSATION($)/(1)/

R.Sonstelie                   1994    $370,008     $      0
President and                 1993     320,419       66,000
Chief Executive Officer       1992     283,480      120,000

W. Weaver                     1994     230,006            0
Executive Vice President      1993     189,352       23,000
and Chief Financial Officer   1992     177,503       50,000

R. Myers                      1994     170,003            0
Senior Vice President         1993     162,905       22,500
                              1992     156,255       45,000

G. Swofford                   1994     144,005            0
Senior Vice President         1993     116,455       16,500        $18,701
Customer Operations           1992     109,383       18,000

S. Vortman                    1994     120,537/(8)/       0
Senior Vice President         1993      94,201       10,000        $16,337
Corporate and Regulatory      1992      82,743       12,000
Relations

                                 LONG-TERM COMPENSATION
                            -------------------------------
                               AWARDS           PAYOUTS
                            -------------     -------------
                            NO. OF SHARES
NAME AND                     UNDERLYING           LTIP              ALL OTHER
PRINCIPAL POSITION            SARS(#)         PAYOUTS($)/(2)/     COMPENSATION($)

R.Sonstelie                        36,000            --                $13,731/(3)/
President and                      18,000      $193,081                 11,879
Chief Executive Officer            17,800            --                 10,110


W. Weaver                           9,000            --                 10,535/(5)/
Executive Vice President            7,300            --/(4)/             6,923
and Chief Financial Officer         7,500            --                  7,691


R. Myers                            6,000            --                  6,098/(6)/
Senior Vice President               6,300        99,557                  5,768
                                    6,900            --                  5,355


G. Swofford                         6,000            --                  4,770/(7)/
Senior Vice President               3,200            --/(4)/             3,867
Customer Operations                    --            --                     --


S. Vortman                          3,500            --                  5,021/(9)/
Senior Vice President                  --            --/(4)/                --
Corporate and Regulatory               --            --                     --
Relations

SUMMARY COMPENSATION TABLE FOOTNOTES

(1) Except as noted in the table, the aggregate amount of perquisites or personal benefits was less than the required reporting threshold (the lesser of $50,000 and 10% of annual salary and bonus for the named executive officer). Amounts shown for Mr. Swofford and Ms. Vortman include $15,750 for a one-time-only vehicle allowance, also received by all other executives, associated with management's decision to no longer provide executives with Company-purchased automobiles.

(2) A Performance Share Unit (PSU) for the four-year award cycle ended on December 31, 1993 entitled the holder to receive a cash payment equal to (a) the average market price of one share of the Company's Common Stock during the month of December of the last year of the four-year cycle, plus (b) the aggregate dividends with respect to one share of the Company's Common Stock from January 1 of the year in which the PSU award is made until the last day of the last month of the four-year cycle. The number of PSUs awarded was guided by the method described in the Compensation and Retirement Committee's Report. That number was then subject to two adjustments at maturity. The adjustments functioned to increase or decrease the number of PSUs on which payment was made. First, the number of PSUs awarded was multiplied by a fraction, determined by the Compensation and Retirement Committee for each award, that corresponded to the average annual percentage increase or decrease in book value per share of the Company's Common Stock over the four-year period prior to maturity. Second, the number of PSUs, as modified to give effect to the first adjustment, was further adjusted based on the ratio of market value of the Company's Common Stock to its book value as compared to that of the 100 largest electric and combination utilities in the United States. The source for determining the Company's ranking was a Kidder, Peabody and Co., Inc. analysis of market-to-book value for the utility industry. This second adjustment was made by multiplying the number of PSUs awarded by a fraction, determined by the Compensation and Retirement Committee at the time the PSU award was made, based on the Company's average monthly market to book percentile rank among this group of large electric and combination utilities during the 48-month period prior to maturity. The value of the PSU award that was paid in 1993 and reported on the Summary Compensation Table was based on an average stock price during December 1993 of $24.55 and total dividends paid during the four-year cycle of $7.14 per share. The book value performance during this period was very strong, resulting in an above-target positive modification to the number of PSUs paid. However, the average relative market-to-book ranking among electric and combination utilities was below the award's goal, resulting in a negative modification to the number of PSUs paid and an overall award amount within 5% of its objective level.

(3) $2,965 match under Investment Plan for Employees; $9,161 match under Investment Plan makeup; $1,605 imputed income on life insurance.

(4) Messrs. Weaver and Swofford and Ms. Vortman were not eligible participants at the time PSUs were awarded for the cycle ended December 31, 1993.

(5) $5,082 match under Investment Plan for Employees; $2,508 match under Investment Plan makeup; $2,945 imputed income on life insurance.

(6) $2,567 match under Investment Plan for Employees; $3,069 match under Investment Plan makeup; $462 imputed income on life insurance.

(7) $2,541 match under Investment Plan for Employees; $2,179 match under Investment Plan makeup; $50 imputed income on life insurance.

(8) Ms. Vortman became Senior Vice President Corporate and Regulatory Relations in May, 1994.

(9) $2,837 match under Investment Plan for Employees; $1,140 match under Investment Plan makeup; $1,044 imputed income on life insurance.

SAR GRANTS IN 1994
The following information is furnished for the year ended December 31, 1994 with respect to the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company for stock appreciation rights (SARs) which were granted in 1994.

                                                                            INDIVIDUAL GRANTS
                                     -----------------------------------------------------------------------------------------------
                                      NO. OF SHARES     PERCENT OF TOTAL SARS
                                     UNDERLYING SARS    GRANTED TO EMPLOYEES    BASE PRICE                          GRANT DATE
NAME                                  GRANTED (#)            IN 1994             ($/SH)       EXPIRATION DATE   PRESENT VALUE($)/(3)
R. Sonstelie                            18,000/(1)/             59%              $20.75            4/2004            $36,720
President and Chief Executive Officer   18,000/(2)/                                                                   15,400

W. Weaver
Executive Vice President and             9,000/(1)/             15                20.75            4/2004             18,360
Chief Financial Officer

R. Myers                                 6,000/(1)/             10                20.75            4/2004             12,240
Senior Vice President Operations

G. Swofford                              6,000/(1)/             10                20.75            4/2004             12,240
Senior Vice President
Customer Operations

S. Vortman                               3,500/(1)/              6                20.75            4/2004              7,140
Senior Vice President
Corporate and Regulatory Relations

(1) SARs have a ten-year term, and vest 20% per year beginning one year after the date of grant. A SAR's value is the Company's stock price gain over the base price, which is the fair market value on the date of grant, plus the incremental value of per share dividend increases during the holding period. In the event of certain corporate transactions, such as certain mergers or consolidations of the Company with another corporation or a dissolution or liquidation of the Company, a SAR terminates, but the vesting of the SAR is accelerated and the SAR may be exercised in full immediately prior to such corporate transactions.

(2) 6,000 SARs to vest the end of the calendar month when the average daily closing stock price for that month for Puget Common Stock is at least $24.00 per share; an additional 6,000 to vest at $25.00 per share; and the remaining 6,000 to vest at $26.00 per share.

(3) Present value is computed using the binomial method, a variation of the Black-Scholes method. The EEI uses the binomial method in its annual comparative survey of industry pay practices. The estimated values under the binomial model are based on the following assumptions: an option term of 10 years, representing the period of time the named executive officers may hold their SARs from date of grant; a risk-free rate of return of 7.3% determined by the interest rate on a 10-year Zero Coupon U.S. Treasury Bond, and a volatility and average annual dividend yield calculated using three years of historical monthly stock price and dividend data. The binomial value was adjusted by a discount of 3% for each year the SAR has to be held, reflecting its vesting restrictions. To value Mr. Sonstelie's additional grant, as described in Footnote 2 above, the binomial model includes an additional factor to reflect the probability of meeting the price hurdles. The actual value that an executive may realize, if any, will depend on the amount by which the stock price exceeds the base price plus the incremental value of per share dividend increases during the holding period. There is no assurance any executive will receive the amounts estimated by the binomial method.

AGGREGATED SAR EXERCISES IN 1994 AND YEAR-END SAR VALUES

The following information is furnished for the year ended December 31, 1994 with respect to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for unexercised SARs outstanding at year-end. No SARs were exercised in 1994.

                                                                   Number of Shares                       Value of Unexercised
                                                                Underlying Unexercised                     In-The-Money SARs
                                                               SARs at Fiscal Year-End (#)                at Fiscal Year-End ($)
                                                               ---------------------------           -------------------------------
Name                                                           Exercisable/Unexercisable             Exerciseable/Unexercisable/(1)/
------------------------------------------------------------------------------------------------------------------------------------
R. Sonstelie                                                        11,680 / 65,720                             $3,127 / $0
President and Chief Executive Officer

W. Weaver
Executive Vice President and                                         2,960 / 19,340                                 $0 / $0
Chief Financial Officer

R. Myers                                                             4,680 / 17,500                             $1,119 / $0
Senior Vice President

G. Swofford                                                            640 /  8,560                                 $0 / $0
Senior Vice President
Customer Operations

S. Vortman                                                               0 /  3,500                                 $0 / $0
Senior Vice President
Corporate and Regulatory Relations


(1) The amount is the aggregrate of the number of SARs multiplied by the difference between the closing price of the Common Stock on the New York Stock Exchange on December 31, 1994 of $20.125 per share minus the base price for that SAR, plus the incremental value of per share dividend increases up to December 31, 1994.

LONG-TERM INCENTIVE PLAN AWARDS IN 1994

The following information is furnished for the year ended December 31, 1994 with respect to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company with respect to grants under the Company's Long-Term Incentive Program during 1994.

                                                                    PERFORMANCE                   ESTIMATED FUTURE PAYOUTS
                                            NUMBER OF SHARES        PERIOD UNTIL        --------------------------------------------
NAME                                            UNITS (#)       MATURATION OR PAYOUT     THRESHOLD         TARGET            MAXIMUM
------------------------------------------------------------------------------------------------------------------------------------
R. Sonstelie                                     13,000               4 years             $84,786        $423,930           $678,288
President and Chief Executive Officer

W. Weaver                                         5,800               4 years              37,828         189,138            302,621
Executive Vice President and
Chief Financial Officer

R. Myers                                          4,000               4 years              26,088         130,440            208,704
Senior Vice President

G. Swofford                                       3,700               4 years              24,131         120,657            193,051
Senior Vice President
Customer Operations

S. Vortman                                        2,200               4 years              14,348          71,742            114,787
Senior Vice President
Corporate and Regulatory Relations

NOTE: Awards are of Performance Share Units (PSUs). Each has a four-year term. A
      PSU's value is the Company's stock price at the end of its term plus the per-share dividends paid during the term. The number of PSUs on which values are paid can range from zero to 160% of those awarded. This number depends on the Company's four-year, total shareholder return compared to the returns reported in the EEI 100 Index of Investor-owned Electrics. In the event of certain corporate transactions, such as certain mergers or consolidations of the Company with another corporation or dissolution or liquidation of the Company, a PSU will be deemed to have matured on the December 31 preceding such corporate transaction.

RETIREMENT BENEFITS TABLE

Estimated retirement benefits for the named executive officers are shown in the table below, assuming retirement on January 1, 1995 at age 65 after selected periods of service. The benefit levels shown are the estimated aggregate value resulting from the Company's funded pension plan, its Supplemental Executive Retirement Plan for Officers (the "SERP"), Deferred Compensa-tion Plan make-up and Social Security benefits.

ESTIMATED ANNUAL BENEFIT UPON
RETIREMENT AT AGE 65

        FINAL AVERAGE                YEARS OF CREDITED SERVICE
        COMPENSATION                 10                   15+*
       ---------------------------------------------------------
       $ 100,000                  $ 40,000              $ 60,000

         200,000                    80,000               120,000

         300,000                   120,000               180,000

         400,000                   160,000               240,000

         500,000                   200,000               300,000

* All persons with fifteen or more years of credited service receive the maximum benefits payable under the plan for their salary level.

The named executive officers have the following years of credited service as of December 31, 1994: R. Sonstelie, 20.5; W. Weaver, 3.5; R. Myers, 21.67; G. Swofford, 27.42; S. Vortman, 13.67. Estimated aggregate benefits are based on 60% of average annual compensation (salary plus bonus) for the highest consecutive five years preceding the retirement date. The five-year averages as of December 31, 1994 are as follows for the named executive officers: R. Sonstelie, $360,217; W. Weaver, $223,089; R. Myers, $195,365; G. Swofford,
$127,089; S. Vortman, $92,629.

The Company has entered into an agreement with Mr. Weaver regarding certain benefits payable upon retirement. If Mr. Weaver continues in employment with the Company until age 65, it is estimated that the special agreement will not provide him any additional benefits beyond those set out in the Retirement Benefits table. However, if Mr. Weaver continues in employment with the Company through July 1, 1996, then terminates employment at any time thereafter, but before becoming SERP eligible (in general, age 65, or age 62 with 15 years of credited service), he would, commencing at age 62, receive his normal retirement benefit under the Company's funded pension plan, plus, under the agreement, an additional annual benefit of approximately 29% of his final average annual earnings. Earnings used in calculating his benefit under the Company's funded pension plan and under the special agreement will be limited to the amount established by Section 401(a)(17) of the Internal Revenue Code, which is currently $150,000 per year. If Mr. Weaver terminates employment prior to July 1, 1996, he would not receive any benefit under the Company's funded pension plan, but would, commencing at age 62, receive an annual benefit of approximately $16,875 if service terminates prior to July 1, 1995 or $22,500 if service terminates after July 1, 1995 but prior to July 1, 1996.

PROPOSAL NO. 2

APPROVAL OF 1995 LONG-TERM INCENTIVE COMPENSATION PLAN

In the Board of Directors' opinion, the Company's future success will depend, in large measure, on its ability to attract, retain and motivate executives with outstanding training, experience and ability. To this end, and because the Company wants to more closely align executive compensa-tion with shareholder interests, the Board of Directors and the Committee have determined that the adoption of a new long-term incentive plan that permits awards payable in stock is neces-sary to give the Company the flexibility and advantages needed to attract, retain and motivate key employees and to enhance the link of executive pay to the growth of shareholder value. Accordingly, the Board of Directors has adopted the 1995 Plan and recommends its approval by the Company's shareholders.

The 1995 Plan replaces the existing Long-Term Incentive Program, which provides for the grant of SARs and PSUs, both payable only in cash. Upon approval of the 1995 Plan by shareholders, no further grants will be made under the Incentive Program. A summary description of the 1995 Plan follows. This description is qualified in its entirety by reference to the text of the 1995 Plan, which is attached to this Proxy Statement as Appendix A.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 1995 PLAN.

INTRODUCTION

The purpose of the 1995 Plan is to enhance the long-term profitability and shareholder value of the Company by offering incentives and rewards to those employees of the Company and its subsidiaries who are key to the Company's growth and success, and to encourage them to remain in the service of the Company and its subsidiaries and to acquire and maintain stock ownership in the Company.


AWARDS

The 1995 Plan generally provides for grants of stock awards (including restricted stock), performance awards, other stock-based awards and dividend equivalent rights. Although the Committee intends to implement the 1995 Plan beginning in 1995 as described in the Compensation and Retirement Committee Report, on page 7, the 1995 Plan is broad enough to provide the Committee some flexibility, as described in this section, in structuring awards for future years. Awards may be granted singly, or in tandem with or in replacement or as alternatives for other awards, including awards made under other plans.

STOCK SUBJECT TO THE 1995 PLAN. Shares issued pursuant to the 1995 Plan will be purchased on the open market by the trustee (the "Trustee") of the 1995 Long-Term Incentive Compensation Plan Trust (the "Trust"). The Company will not issue any Common Stock under the Plan to the Trust, or purchase any shares from the Trust. Subject to adjustment from time to time as provided in the 1995 Plan, a maximum of 500,000 shares of Common Stock may be purchased by the Trustee for purposes of the 1995 Plan.

Subject to adjustment from time to time as provided in the 1995 Plan, and to the extent required for compliance with the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Internal Revenue Code, no more than 40,000 shares of Common Stock may be subject to awards payable to any individual participant in any one fiscal year of the Company, and no awards denominated solely in cash that have an aggregate maximum dollar value in excess of $400,000 may be payable to any individual participant in any one fiscal year of the Company.

Any shares of Common Stock that have been made subject to an award that cease to be subject to the award (other than by reason of exercise or payment of the award to the extent it is exercised for or settled in shares), including, without limitation, in connection with the cancellation of an award and the grant of a replacement award, will again be available for issuance in connection with future grants of awards under the 1995 Plan.

ELIGIBILITY TO RECEIVE AWARDS. Awards may be granted under the 1995 Plan to those officers and key employees (including directors who are also employees) of the Company and its subsidiaries (as that term is defined in the 1995 Plan) as the plan administrator from time to time selects.

STOCK AWARDS. The plan administrator is authorized to make awards of Common Stock to participants on such terms and conditions, and subject to such restrictions, if any (whether based on performance standards, periods of service or otherwise), as the plan administrator may determine.

PERFORMANCE AWARDS. Performance awards may be denominated in cash, shares of Common Stock or any combination thereof. The plan administrator is authorized to determine the nature, length and starting date of the performance period for each performance award and the performance objectives to be used in valuing performance awards and determining the extent to which such performance awards have been earned. Performance objectives will be based on profits, profit growth, profit-related return ratios, cash flow or total shareholder return, whether applicable to the Company or any relevant subsidiary or business unit, comparisons with competitor companies or groups and with stock market indices, or any combination thereof, as the plan administrator deems appropriate. Additional performance measures may be used to the extent their use would comply with the exclusion from the limitation on deductibility of compensation under
Section 162(m) of the Internal Revenue Code. The plan administrator will determine the circumstances under which a performance award will be payable if a holder ceases to provide services to the Company.

OTHER STOCK-BASED AWARDS. The plan administrator may grant other stock-based awards under the 1995 Plan pursuant to which shares of Common Stock are or may in the future be acquired, or awards denominated in stock units, including awards valued using measures other than market value. Such other stock-based awards may be granted alone or in addition to or in tandem with any award of any type granted under the 1995 Plan and must be consistent with the 1995 Plan's purpose.

DIVIDEND EQUIVALENT RIGHTS. Any awards under the 1995 Plan may, in the plan administrator's discretion, earn dividend equivalent rights that entitle the holder to be credited with an amount equal to the cash or stock dividends or other distributions that would have been paid on the shares of Common Stock covered by such award had such covered shares been issued and outstanding on such dividend record date. The plan administrator may establish such rules and procedures governing the crediting of dividend equivalent rights, including the timing, form of payment and payment contingencies, as it deems are appropriate or necessary.

TRANSFERABILITY. No performance award, other stock-based award or dividend equivalent right will be assignable or otherwise transferable by the holder other than by will or the laws of descent and distribution and, during the holder's lifetime, may be exercised only by the holder, except, in the plan administrator's sole discretion, to the extent permitted by Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

ADJUSTMENT OF AWARDS. In the event of certain mergers or consolidations or a sale of substantially all the assets or a liquidation of the Company, each stock award that is at the time outstanding will automatically accelerate so that each such award shall, immediately prior to such corporate transaction, become 100% vested, except that such award will not so accelerate except under certain circumstances where such award is assumed or replaced in connection with the corporate transaction. The plan administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change in control of the Company, as defined by the plan administrator, to take such further action as it determines to be necessary or advisable, and fair and equitable to holders, with respect to awards.

ADMINISTRATION. The 1995 Plan will be administered by a committee or committees appointed by, and consisting of one or more members of, the Company's Board of Directors.

AMENDMENT AND TERMINATION. The 1995 Plan may be suspended, terminated or amended by the shareholders of the Company. The Company's Board of Directors may also suspend or terminate the 1995 Plan, or amend it, subject to shareholder approval in certain instances, as set forth in the 1995 Plan.

NEW PLAN BENEFITS. Since awards under the 1995 Plan will be discretionary, awards there-under for the current fiscal year are not presently determinable. For purposes of comparison, the Summary Compensation Table contains information about awards made and benefits received during 1994 under the Incentive Program to the named executive officers. No other officers or employees and no nonofficer Directors or nonofficer nominees for election as a Director received awards under the Incentive Program in 1994. It is anticipated that the total number of persons receiving awards in 1995 under the 1995 Plan will be increased to include key employees as well as executive officers. On February 28, 1995, the closing price of the Common Stock in New York Stock Exchange consolidated trading was $21.50 per share.

INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Coopers & Lybrand L.L.P. has examined the financial statements of the Company since 1933, and the Company intends to continue the service of this firm for the fiscal year ending December 31, 1995. Representatives of the firm will be present at the Annual Meeting, with the opportunity to make a statement and to answer shareholder questions.


VOTING RIGHTS AND PROXY

Common Stock is the only class of stock entitled to vote at the Annual Meeting for the election of Directors. Approximately 63.6 million shares of Common Stock were outstanding on March 13, 1995, the record date for the Annual Meeting. The holders of a majority of the shares of the Company's Common Stock, present in person or by proxy at the Annual Meeting, constitute a quorum for the transaction of business. Each holder of Common Stock will be entitled to one vote for each share held on the record date on each item listed in the Notice of Annual Meeting of Shareholders. In electing Directors, every holder of Common Stock has the right of cumulative voting, namely, the right to multiply the number of votes represented by shares held of record by the number of Directors to be elected, and then cast all such votes for one candidate or distribute them among any two or more candidates. Under Washington law and the Company's Articles of Incorporation, if a quorum is present at the meeting: (i) the four nominees for election as Directors who receive the greatest number of votes cast for the election of Directors at the meeting by the shares present in person or represented by proxy at the meeting and entitled to vote shall be elected Directors and (ii) matter two listed in the accompanying Notice of Annual Meeting of Shareholders will be approved if a majority of the shares of Common Stock, present in person or represented by proxy and entitled to vote, vote in favor of the matter. In the election of directors, any actions other than a vote for a nominee will have the practical effect of voting against the nominee. An abstention from voting will have the practical effect of voting against matter 2 since it is one less vote for approval. Broker nonvotes will have no impact on matter 2 other than to reduce the number of votes "for" necessary to approve the proposal since they are not considered shares entitled to vote for matter 2.

Unless your proxy is mutilated or otherwise received in such form or at such time as to render it not votable, the shares represented by your proxy will be voted as directed, and if no direction is indicated, it will be voted for all management proposals as set forth in this Proxy Statement. A proxy may be revoked by the shareholder at any time before it is voted. A proxy, when executed and not so revoked, will be voted and, if it contains any specifications, will be voted in accordance with the specifications so made. The Company acts as tabulator for the proxies of the shareholders of record, brokers and banks. The identity and vote of all shareholders shall not be disclosed to any third party except as necessary to meet applicable legal requirements. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with their judgment on such matters.


SHAREHOLDER PROPOSALS

Any shareholder proposal intended for inclusion in the Company proxy material for the 1996 Annual Meeting of Shareholders must be received at the principal executive office of the Company not later than November 28, 1995.

SOLICITATION OF PROXIES

Proxies in the form enclosed are solicited by and on behalf of the Company. Richard R. Sonstelie, President and Chief Executive Officer, and James W. Eldredge, Corporate Secretary, and each or either of them, are named as proxies. Proxies may be solicited by mail, personal interview, telephone and fax. It is anticipated that banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting materials to their principals and to obtain authorization for the execution of proxies and will be reimbursed for their expenses incurred in connection therewith. Proxies may also be solicited by officers, Directors, employees and other agents of the Company without compensation therefor, except for reimbursement of expenses. All costs of solicitation of proxies will be borne by the Company.


March 27, 1995
Bellevue, Washington
By Order of the Board of Directors


/s/ R.R. Sonstelie


Richard R. Sonstelie
President and Chief Executive Officer

APPENDIX A

PUGET SOUND POWER & LIGHT COMPANY


1995 LONG-TERM INCENTIVE
COMPENSATION PLAN


SECTION 1. PURPOSE

The purpose of the Puget Sound Power & Light Company 1995 Long-Term Incentive Compensation Plan (the "Plan") is to enhance the long-term profitability and shareholder value of Puget Sound Power & Light Company, a Washington corporation (the "Company"), by offering incentives and rewards to those employees of the Company and its Subsidiaries (as defined in Section 5 of the Plan) who are key to the Company's growth and success, and to encourage them to remain in the service of the Company and its Subsidiaries and to acquire and maintain stock ownership in the Company.


SECTION 2. ADMINISTRATION

2.1  PLAN ADMINISTRATOR

The Plan shall be administered by a committee or committees (the "Plan Administrator") (which term includes subcommittees) appointed by, and consisting of one or more members of, the Company's Board of Directors (the "Board"). The Board may delegate the responsibility for administering the Plan with respect to designated classes of eligible Participants (as defined in Section 3 of the Plan) to different committees, subject to such limitations as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time. The composition of any committee responsible for administering the Plan with respect to officers and directors of the Company who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to securities of the Company shall comply with the requirements of Rule 16b-3 under
Section 16(b) of the Exchange Act.

2.2  ADMINISTRATION AND INTERPRETATION BY THE PLAN ADMINISTRATOR

Except for the terms and conditions explicitly set forth in the Plan, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to Awards (as defined in Section 3 of the Plan) under the Plan, including the selection of individuals to be granted Awards, the type of Awards, the number of shares of the Company's common stock, par value $.01 per share (the "Common Stock"), subject to an Award, all terms, conditions, restrictions and limitations, if any, of an Award and the terms of any instrument that evidences the Award, and to authorize the Trustee (the "Trustee") of the 1995 Long-Term Incentive Compensation Plan Trust, a trust established under the laws of the State of Washington (the "Trust"), to grant Awards. The Plan Administrator shall also have exclusive authority to interpret the Plan and may from time to time adopt, and change, rules and regulations of general application for the Plan's administration. The Plan Administrator's interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company's officers as it so determines.

SECTION 3. AWARDS

3.1  FORM AND GRANT OF AWARDS

The Plan Administrator shall have the authority, in its sole discretion, to determine the type or types of awards (an "Award") to be made under the Plan, which may include, but are not limited to, Stock Awards, Performance Awards, Other Stock-Based Awards (including any Dividend Equivalent Rights granted in connection with such Awards) as those terms are defined in Sections 6, 7, 8 and 9, respectively, of the Plan. Awards may be granted singly, in combination or in tandem so that the settlement or payment of one automatically reduces or cancels the other. Awards may also be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for, grants or rights under any other employee or compensation plan of the Company. For purposes of the Plan, a "Participant" means an individual who is a Holder of an Award or, as the context may require, any employee of the Company or a Subsidiary who has been designated by the Plan Administrator as eligible to participate in the Plan, and a "Holder" means the Participant to whom an Award is granted, or the personal representative of a Holder who has died.

3.2  ACQUIRED COMPANY AWARDS

Notwithstanding anything in the Plan to the contrary, the Plan Administrator may grant Awards under the Plan in substitution for awards issued under other plans, or assume under the Plan awards issued under other plans, if the other plans are or were plans of other entities ("Acquired Entities") (or the parent of the Acquired Entity) and the new Award is substituted, or the old award is assumed, by reason of a merger, consolidation, acquisition of property or of stock, reorganization or liquidation (the "Acquisition Transaction"). In the event that a written agreement pursuant to which the Acquisition Transaction is completed is approved by the Board and said agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, said terms and conditions shall be deemed to be the action of the Plan Administrator without any further action by the Plan Administrator, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such Awards shall be deemed to be Participants and Holders.

3.3  1995 LONG-TERM INCENTIVE COMPENSATION PLAN TRUST

Awards may be, but need not be, paid to the Trustee, such payments to be used by the Trustee to purchase shares of the Common Stock. Shares purchased by the Trustee pursuant to the terms of the Trust ("Trustee Shares") shall be held for the benefit of Participants, and shall be distributed to Participants or their beneficiaries by the Trustee at the direction of the Plan Administrator in accordance with the terms and conditions of the Awards. Awards may also be made in units that are redeemable (in whole or part) in Trustee Shares.


SECTION 4. STOCK SUBJECT TO THE PLAN

4.1  AUTHORIZED NUMBER OF SHARES

Subject to adjustment from time to time as provided in Section 11.1 of the Plan, the maximum number of shares of Common Stock that may be purchased by the Trustee as Trustee Shares for purposes of the Plan shall be 500,000. Common Stock shall be purchased by the Trustee on the open market. The Company shall not issue any Common Stock under the Plan to the Trust or to any Participant, nor shall the Company purchase any Trustee Shares from the Trust.

4.2  LIMITATIONS

Subject to adjustment from time to time as provided in Section 11.1 of the Plan, no Awards denominated in stock that constitute more than 40,000 shares of Common Stock shall be payable to any individual Participant in any one fiscal year of the Company, and no Awards denominated in cash that have an aggregate maximum dollar value in excess of $400,000 shall be payable to any individual Participant in any one fiscal year of the Company, such limitations to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

4.3  REUSE OF SHARES

Any shares of Common Stock that have been made subject to an Award that cease to be subject to the Award (other than by reason of exercise or payment of the Award to the extent it is exercised for or settled in shares), including, without limitation, in connection with the cancellation of an Award and the grant of a replacement Award, shall again be available for issuance in connection with future grants of Awards under the Plan. Shares that are subject to tandem Awards shall be counted only once.


SECTION 5. ELIGIBILITY

Awards may be granted under the Plan to those officers and key employees (including directors who are also employees) of the Company and its Subsidiaries as the Plan Administrator from time to time selects. For purposes of the Plan, "Subsidiary," except as expressly provided otherwise, means any entity that is directly or indirectly controlled by the Company or in which the Company has a significant ownership interest, as determined by the Plan Administrator, and any entity that may become a direct or indirect parent of the Company.


SECTION 6. STOCK AWARDS

6.1  GRANT OF STOCK AWARDS

The Plan Administrator is authorized to grant Awards of Common Stock ("Stock Awards") to Participants on such terms and conditions, and subject to such restrictions, if any (whether based on performance standards, periods of service or otherwise), as the Plan Administrator shall determine, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award (shares subject to such restrictions are referred to herein as "Restricted Stock"). The terms, conditions and restrictions that the Plan Administrator shall have the power to determine shall include, without limitation, the manner in which shares subject to Stock Awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of Restricted Stock shall occur by reason of termination of the Holder's employment.

6.2  ISSUANCE OF SHARES

Upon the satisfaction of any terms, conditions and restrictions prescribed in respect to a Stock Award, or upon the Holder's release from any terms, conditions and restrictions of a Stock Award, as determined by the Plan Administrator, the Company shall deliver, as soon as practicable, to the Holder or, in the case of the Holder's death, to the personal representative of the Holder's estate or as the appropriate court directs, a stock certificate for the appropriate number of shares of Common Stock.

6.3  WAIVER OF RESTRICTIONS

Notwithstanding any other provisions of the Plan, the Plan Administrator may, in its sole discretion, waive the forfeiture period and any other terms, conditions and restrictions on any Restricted Stock under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate.

SECTION 7. PERFORMANCE AWARDS

7.1  PLAN ADMINISTRATOR AUTHORITY

Awards made under this Section 7 ("Performance Awards") may be denominated in cash, shares of Common Stock or any combination thereof. The Plan Administrator is authorized to grant Performance Awards and shall determine the nature, length and starting date of the performance period for each Performance Award and the performance objectives to be used in valuing Performance Awards and determining the extent to which such Performance Awards have been earned. Performance objectives and other terms may vary from Participant to Participant and between groups of Participants. Performance objectives shall be based on profits, profit growth, profit-related return ratios, cash flow or total shareholder return, whether applicable to the Company or any relevant Subsidiary or business unit, comparisons with competitor companies or groups and with stock market indices, or any combination thereof, as the Plan Administrator deems appropriate. Additional performance measures may be used to the extent their use would comply with the exclusion from the limitation on deductibility of compensation under
Section 162(m) of the Code. Performance periods may overlap and Participants may participate simultaneously with respect to Performance Awards that are subject to different performance periods and different performance factors and criteria. The Plan Administrator shall determine for each Performance Award the range of dollar values or number of shares of Common Stock (which may, but need not, be shares of Restricted Stock pursuant to Section 6 of the Plan), or a combination thereof, to be received by the Participant at the end of the performance period if and to the extent that the relevant measures of performance for such Performance Awards are met. The performance measures must include a minimum performance standard below which no payment will be made and a maximum performance level above which no increased payment will be made, such limitation to be applied in a manner consistent with the requirements of, and to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code. The earned portion of a Performance Award may be paid currently or on a deferred basis with such interest or earnings equivalent as may be determined by the Plan Administrator. Payment shall be made in the form of cash, whole shares of Common Stock (which may, but need not, be shares of Restricted Stock pursuant to Section 6 of the
Plan), or any combination thereof, either in a single payment or in annual installments, all as the Plan Administrator shall determine.

7.2  ADJUSTMENT OF AWARDS

The Plan Administrator may adjust the performance goals and measurements applicable to Performance Awards to take into account changes in law and accounting and tax rules and to make such adjustments as the Plan Administrator deems necessary or appropriate to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances, except that, to the extent required for compliance with the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code, no adjustment shall be made that would result in an increase in the compensation of any Participant whose compensation is subject to such limitation for the applicable year. The Plan Administrator also may adjust the performance goals and measurements applicable to Performance Awards and thereby reduce the amount to be received by any Participant pursuant to such Awards if and to the extent that the Plan Administrator deems it appropriate.

7.3  PAYOUT UPON TERMINATION

The Plan Administrator shall establish and set forth in each instrument that evidences a Performance Award whether the Award will be payable, and the terms and conditions of such payment, if a Holder ceases to be employed by the Company or its Subsidiaries, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Performance Award, the Award will be payable according to the following terms and conditions, which may be waived or modified by the Plan Administrator at any time. If during a performance period a Participant's employment with the Company terminates by reason of the Participant's Retirement, Early Retirement at the Company's request, Disability, position elimination or death, such Participant shall be entitled to a payment with respect to each outstanding Performance Award at the end of the applicable performance period (a) based, to the extent relevant under the terms of the Performance Award, on the Participant's performance for the portion of such performance period ending on the date of termination and (b) prorated for the portion of the performance period during which the Participant was employed by the Company, all as determined by the Plan Administrator. For purposes of the Plan, "Retirement" and "Disability" mean "retirement" and "disability" as those terms are defined in the Company's Investment Plan for Employees or other similar successor plan applicable to salaried employees, and "Early Retirement" means "early retirement" as that term is defined by the Plan Administrator from time to time for purposes of the Plan. The Plan Administrator may provide for an earlier payment in settlement of such Performance Award discounted at a reasonable interest rate and otherwise in such amount and under such terms and conditions as the Plan Administrator deems appropriate. Except as otherwise provided in
Section 11 of the Plan or in the instrument evidencing the Performance Award, if during a performance period a Participant's employment with the Company terminates other than by reason of the Participant's Retirement, Early Retirement at the Company's request, Disability, position elimination or death, then such Participant shall not be entitled to any payment with respect to the Performance Awards relating to such performance period, unless the Plan Administrator shall otherwise determine. In case of termination of the Holder's employment for Cause, the Performance Award shall automatically terminate upon first notification to the Holder of such termination, unless the Plan Administrator determines otherwise. For purposes of the Plan, "Cause" means dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the Plan Administrator, whose determination shall be conclusive and binding. If a Holder's employment with the Company is suspended pending an investigation of whether the Holder shall be terminated for Cause, all of the Holder's rights under any Performance Award likewise shall be suspended during the period of investigation. A transfer of employment between or among the Company and its Subsidiaries shall not be considered a termination of employment. Unless the Plan Administrator determines otherwise, a leave of absence approved in accordance with Company procedures shall not be considered a termination of employment.


SECTION 8. OTHER STOCK-BASED AWARDS

The Plan Administrator may grant other Awards under the Plan ("Other Stock-Based Awards") pursuant to which shares of Common Stock (which may, but need not, be shares of Restricted Stock pursuant to Section 6 of the Plan) are or may in the future be acquired, or Awards denominated in stock units, including Awards valued using measures other than market value. Such Other Stock-Based Awards may be granted alone or in addition to or in tandem with any Award of any type granted under the Plan and must be consistent with the Plan's purpose.

SECTION 9. DIVIDEND EQUIVALENT RIGHTS

Any Awards under the Plan may, in the Plan Administrator's discretion, earn Dividend Equivalent Rights ("Dividend Equivalent Rights"). In respect of any Award that is outstanding on the dividend record date for Common Stock, the Participant may be credited with an amount equal to the cash or stock dividends or other distributions that would have been paid on the shares of Common Stock covered by such Award had such covered shares been issued and outstanding on such dividend record date. The Plan Administrator shall establish such rules and procedures governing the crediting of Dividend Equivalent Rights, including the timing, form of payment and payment contingencies of such Dividend Equivalent Rights, as it deems are appropriate or necessary.


SECTION 10. ASSIGNABILITY

No Performance Award, Other Stock-Based Award or Dividend Equivalent Right granted under the Plan may be assigned or transferred by the Holder other than by will or by the laws of descent and distribution and, during the Holder's lifetime, such Awards may be exercised only by the Holder. Notwithstanding the foregoing, and to the extent permitted by Rule 16b-3 under the Exchange Act, the Plan Administrator, in its sole discretion, may permit such assignment, transfer and exercisability and may permit a Holder of such Awards to designate a beneficiary who may exercise the Award or receive compensation under the Award after the Holder's death.


SECTION 11. ADJUSTMENTS

11.1  ADJUSTMENT OF SHARES

In the event that at any time or from time to time a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company's corporate or capital structure results in (a) the outstanding shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of securities of the Company or of any other corporation or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of shares of Common Stock, then the Plan Administrator, in its sole discretion, shall make such equitable adjustments as it shall deem appropriate under the circumstances in (i) the maximum number of and class of securities subject to the Plan as set forth in Section 4.1 of the Plan, (ii) the maximum number and class of securities and dollar amount subject to Awards that may be paid to any individual Participant as set forth in Section 4.2 of the Plan, and
(iii) the number and class of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding.

11.2  CORPORATE TRANSACTION

Except as otherwise provided in the instrument that evidences an Award, in the event of any Corporate Transaction (as defined below), each Stock Award that is at the time outstanding shall automatically accelerate so that each such Award shall, immediately prior to the specified effective date for the Corporate Transaction, become 100% vested, except that such acceleration will not occur if in the opinion of the Company's accountants it would render unavailable "pooling of interest" accounting for a Corporate Transaction that would otherwise qualify for such accounting treatment. Such Award shall not so accelerate, however, if and to the extent: (a) such Award is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable award for the purchase of shares of the capital stock of the successor corporation or its parent corporation, (b) such Award is to be replaced with a cash incentive program of the successor corporation that preserves the value existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such Award, or
(c) the acceleration of such Award is subject to other limitations imposed by the instrument evidencing the Award. The determination of Award comparability under clause (a) above shall be made by the Plan Administrator, and its determination shall be conclusive and binding. All such Awards shall terminate and cease to remain outstanding immediately following the consummation of the Corporate Transaction, except to the extent assumed by the successor corporation or its parent corporation. Any such Awards that are assumed or replaced in the Corporate Transaction and do not otherwise accelerate at that time shall be accelerated in the event the Holder's employment should subsequently terminate within two years following such Corporate Transaction, unless such employment is terminated by the Company for Cause or by the Holder voluntarily without Good Reason (as defined below).

For purposes of the Plan, "Corporate Transaction" means any of the following events:

(a) Approval by the holders of Common Stock of any merger or consolidation of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock are converted into cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger;

(b) Approval by the holders of Common Stock of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company's assets other than a transfer of the Company's assets to a majority-owned subsidiary (as the term "subsidiary" is defined for purposes of Section 422 of the Code) of the Company; or

(c) Approval by the holders of Common Stock of any plan or proposal for the liquidation or dissolution of the Company.

Also for purposes of the Plan, "Good Reason" means the occurrence of any of the following events or conditions:

(a) a change in the Holder's status, title, position or responsibilities (including reporting responsibilities) that, in the Holder's reasonable judgment, represents a substantial reduction of the status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Holder of any duties or responsibilities that, in the Holder's reasonable judgment, are inconsistent with such status, title, position or responsibilities; or any removal of the Holder from or failure to reappoint or reelect the Holder to any of such positions, except in connection with the termination of the Holder's employment for Cause, for Disability or as a result of his or her death, or by the Holder other than for Good Reason;

(b) a reduction in the Holder's annual base salary;

(c) the Company's requiring the Holder (without the Holder's consent) to be based at any place outside a 35-mile radius of his or her place of employment prior to a Corporate Transaction, except for reasonably required travel on the Company's business that is not materially greater than such travel requirements prior to the Corporate Transaction;

(d) the Company's failure to (i) continue in effect any material compensation or benefit plan (or the substantial equivalent thereof) in which the Holder was participating at the time of a Corporate Transaction, including, but not limited to, the Plan, or (ii) provide the Holder with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each employee benefit plan, program and practice as in effect immediately prior to the Corporate Transaction (or as in effect following the Corporate Transaction, if greater);

(e) any material breach by the Company of any provision of the Plan; or

(f) any purported termination of the Holder's employment for Cause by the Company that does not comply with the terms of the Plan.

11.3  FURTHER ADJUSTING OF AWARDS

Without limiting the preceding Section 11.2 of the Plan, and subject to the limitations set forth in Section 7 of the Plan, the Plan Administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change in control of the Company, as defined by the Plan Administrator, to take such further action as it determines to be necessary or advisable, and fair and equitable to Participants, with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, payment or settlement or lifting restrictions, differing methods for calculating payments or settlements, alternate forms and amounts of payments and settlements and other modifications, and the Plan Administrator may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Plan Administrator may take such actions before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation or change in control that is the reason for such action.

11.4  LIMITATIONS

The grant of Awards will in no way affect the Company's right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.


SECTION 12. WITHHOLDING OF TAXES

The Company may require the Holder to pay to the Company the amount of any withholding taxes that the Company is required to withhold with respect to the grant, exercise, payment or settlement of any Award. In such instances, the Plan Administrator may, in its discretion and subject to the Plan and applicable law, permit the Holder to satisfy withholding obligations, in whole or in part, by paying cash, by electing to have the Company withhold shares of Common Stock or by transferring shares of Common Stock to the Company, in such amounts as are equivalent to the Fair Market Value of the withholding obligation. For purposes of the Plan, "Fair Market Value" means the mean of the high and low per share trading prices for the Common Stock as reported in The Wall Street Journal for the New York Stock Exchange--Composite Transactions (or similar successor consolidated transactions reports) for a single trading day.

SECTION 13. AMENDMENT AND TERMINATION OF PLAN

13.1  AMENDMENT OF PLAN

The Plan may be amended by the shareholders of the Company. The Board may also amend the Plan in such respects as it shall deem advisable; however, to the extent required for compliance with Rule 16b-3 under the Exchange Act or any applicable law or regulation, shareholder approval will be required for any amendment that will (a) increase the total number of shares that may be used in payment of Awards under the Plan, (b) materially modify the class of persons eligible to receive Awards, (c) materially increase the benefits accruing to Participants under the Plan, or (d) otherwise require shareholder approval under any applicable law or regulation.

13.2  TERMINATION OF PLAN

The Company's shareholders or the Board may suspend or terminate the Plan at any time. The Plan will have no fixed expiration date.

13.3  CONSENT OF HOLDER

The amendment or termination of the Plan shall not, without the consent of the Holder of any Award under the Plan, alter or impair any rights or obligations under any Award theretofore granted under the Plan.


SECTION 14. GENERAL

14.1  NOTIFICATION
The Plan Administrator shall promptly notify a Participant of an Award, and a written grant shall promptly be executed and delivered by or on behalf of the Company.

14.2  CONTINUED EMPLOYMENT:RIGHTS IN AWARDS

Neither the Plan, participation in the Plan as a Participant nor any action of the Plan Administrator taken under the Plan shall be construed as giving any Participant or employee of the Company any right to be retained in the employ of the Company or limit the Company's right to terminate the employment of the Participant.

14.3  REGISTRATION; CERTIFICATES FOR SHARES

The Company shall be under no obligation to any Participant to register for offering or resale under the Securities Act of 1933, as amended, or register or qualify under state securities laws, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal and state securities laws.

14.4  NO RIGHTS AS A SHAREHOLDER

No Performance Award, Other Stock-Based Award or Dividend Equivalent Right shall entitle the Holder to any dividend (except to the extent provided in an Award of Dividend Equivalent Rights), voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award, free of all applicable restrictions.

14.5  COMPLIANCE WITH LAWS AND REGULATIONS

It is the Company's intention that, so long as any of the Company's equity securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, the Plan shall comply in all respects with Rule 16b-3 under the Exchange Act and, if any Plan provision is later found not to be in compliance with Rule 16b-3, the provision shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3. Notwithstanding anything in the Plan to the contrary, the Board, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants.

14.6  UNFUNDED PLAN

The Plan is intended to constitute an "unfunded" plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

14.7  GOVERNING LAW

The Plan and all interpretations of its provisions shall be governed by the laws of the state of Washington and applicable federal laws.

14.8  SEVERABILITY

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator's determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.


SECTION 15. EFFECTIVE DATE

The Plan's effective date is the date on which it is adopted by the Board, so long as it is approved by the Company's shareholders, to the extent required for compliance with Rule 16b-3 under the Exchange Act and Section 162(m) of the Code, at the next annual meeting of the Company's shareholders after adoption of the Plan by the Board.

MAP TO MEYDENBAUER CENTER
11100 NE 6th Street Bellevue, WA 98004

[MAP TO MEYDENBAUER CENTER APPEARS HERE]

PARKING

Complimentary parking is available in the Meydenbauer Center parking garage. The garage entrance is located on 112th Ave. NE. Please tell the attendant you are attending the Puget Power Annual Meeting.

                     [LOGO OF RECYCLED PAPER APPEARS HERE]

                       [LOGO TO PUGET POWER APPEARS HERE]

[LOGO OF PUGET POWER APPEARS HERE] P.O. Box 96010, Bellevue, WA 98009-9610

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints RICHARD R. SONSTELIE and JAMES W. ELDREDGE, and each or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of PUGET SOUND POWER & LIGHT COMPANY held of record by the undersigned on March 13, 1995, at the Annual Meeting of Shareholders to be held on May 9, 1995, or any adjournment thereof.

1. ELECTION OF DIRECTORS

[_] FOR all nominees listed below          [_] WITHHOLD AUTHORITY
(except as marked to the contrary below)   to vote for all nominees listed below

DOUGLAS P. BELGHIE   PHYLLIS J. CAMPBELL   WILLIAM S. WEAVER   R. KIRK WILSON

(INSTRUCTION: To withhold authority
to vote for any individual
nominee, write that nominee's name
in the space provided.)
                            ---------------------------------

2. APPROVE A LONG-TERM INCENTIVE COMPENSATION PLAN FOR OFFICERS AND KEY EMPLOYEES OF THE COMPANY AND ITS SUBSIDIARIES.

   [_] FOR                       [_] AGAINST                      [_] ABSTAIN

              (This Proxy Card continues and MUST be signed on the reverse side)





(Continued from the reverse) This proxy when executed will be voted in the manner directed herein by the undersigned shareholder. PROXIES PROPERLY EXECUTED AND RETURNED WITHOUT DIRECTION WILL BE VOTED FOR PROPOSALS 1 AND 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

SIGNATURE/DATE                        SIGNATURE IF HELD JOINTLY/DATE

---------------------------------     ----------------------------------------

                                                    PLEASE COMPLETE, SIGN, DATE
                                                    AND RETURN THE PROXY
                                                    CARD PROMPTLY USING THE
                                                    ENCLOSED ENVELOPE.